Exhibit 1

TELE NORTE LESTE PARTICIPAÇÕES S.A.

PUBLICLY-HELD COMPANY

CORPORATE TAXPAYERS’ REGISTRY (CNPJ/MF) No. 02.558.134/0001-58

BOARD OF TRADE (NIRE) No. 33 300 26253-9

MINUTES OF THE 364TH EXTRAORDINARY MEETING OF THE BOARD OF

DIRECTORS, HELD ON MARCH 28, 2011

I. DATE, TIME AND PLACE OF THE MEETING: March 28, 2011, at 2:00 p.m., in the Meeting Room of the Board of Directors of Tele Norte Leste Participações S.A. (the “Company” or “TNL”), located at Praia de Botafogo nº 300 - 11th floor, room 1101, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro. II. CALL NOTICE: Individual messages were delivered to the Board Members. III. QUORUM AND ATTENDANCE: All of the Board Members were present, and their signatures were recorded below. IV. CHAIR: José Mauro Mettrau Carneiro da Cunha - Chairman, and José Augusto da Gama Figueira - Secretary. V. AGENDA AND RESOLUTIONS: After being informed of the results of the subscription of shares, and pursuant to the Extraordinary Meeting of the Company’s Board of Directors held on February 17, 2011, the Board Members resolved to approve the Company’s capital increase through the private issuance of 56,417,086 (fifty-six million, four hundred and seventeen thousand, eighty-six) new common, nominal, book-entry shares, without par value and 28,409,175 (twenty eight million, four hundred and nine thousand, one hundred seventy-five) new preferred, nominal, book-entry shares, without par value (the “Shares”), at an issuance price of R$38.55 (thirty-eight reais and fifty-five centavos) per common Share and R$28.27 (twenty-eight reais and twenty-seven centavos) per preferred Share, which prices were determined without unjustified dilution of the current shareholders of the Company, in accordance with art. 170, §1, III, of Law No. 6,404/76, based on the average daily price of the shares quoted in the BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros (“BM&FBOVESPA”) during the 60 (sixty) days prior to July 28, 2010, according to the relevant fact disclosed on such date, in the total amount of R$2,978,006,042.55 (two billion, nine hundred seventy-eight million, six thousand, forty-two reais and fifty-five centavos) (the “Capital Increase”). Of the total amount of the Capital Increase now approved, the portion equivalent to the difference between the issuance price and the asset value of the shares of the Company as of the last balance sheet released by the Company, multiplied by the toal number of Shares effectively subcribed for and paid-in, in the total amount of R$1,172,054,945.86 (one billion, one hundred seventy-two million, fifty-four thousand, nine-hundred forty-five reais and eighty-six centavos)), will be allocated to the capital reserve account, and the balance, in the total amount of R$1,805,951,096.69 (one billion, eight hundred five million, nine hundred fifty-one thousand, ninety-six reais and sixty-nine centavos) will be allocated to the capital account. The new Shares issued pursuant to the Capital Increase now approved will have characteristics identical to the existing shares of the same type and will confer on their shareholders the same rights contemplated in the bylaws of the Company and in applicable legislation, entitling its holders to the dividends and interest over sharholders’capital declared as of February 17, 2011. The Capital Increase having been approved, the total share capital of the Company will be R$7,254,681,880.32 (seven billion, two hundred fifty-four million, six hundred eighty-one thousand, eight hundred eighty reais and thirty-two centavos), represented by 476,661,456 (four hundred seventy-six million, six hundred sixty-one thousand, four hundred fifty-six) shares, of which 187,028,818 (one hundred eighty-seven million, twenty-eight thousand, eight hundred eighteen) are common shares and 289,632,638 (two hundred eighty nine million, six hundred thirty-two thousand, six hundred thirty-eight) are preferred shares, all nominal and without par value. In order to reflect the capital increase now approved, an amendment to the preamble of Article 5 of the Bylaws will be submitted to the General Shareholders’ Meeting of the Company. VI. CLOSING: The members present unanimously approved the materials submitted for discussion without restrictions. With nothing further to discuss, these Minutes, having been drafted, read and found correct, were approved and signed by all present: (/s/) José Mauro Mettrau Carneiro da Cunha, Chairman; José Augusto da Gama Figueira , Secretary; Pedro Jereissati, Marcel Cecchi Vieira, Ivan Ribeiro de Oliveira, Otávio Marques de Azevedo, Julio Cesar Maciel Raimundo, Fernando Magalhães Portella, Fábio Oliveira Moser and Alexandre Jereissati Legey. Rio de Janeiro, March 28, 2011.

José Augusto da Gama Figueira

Secretary